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                                                                     Exhibit 9.3


                        MANAGERS OF THE SECURITY CAPITAL
                          SHOPPING CENTER SUBSIDIARIES

            The identity and background of the managers for all of the Security Capital Shopping Center Subsidiaries are as follows:

       1. Jeffrey Cozad: Jeffrey Cozad is a Manager of each of the Security Capital Shopping Center Subsidiaries. Mr. Cozad's present principal occupation is as Managing Director of Security Capital U.S. Realty, whose business address is 25b, boulevard Royal, Luxembourg L-2449. Mr. Cozad is a United States citizen.

       2. Christopher House: Christopher House is a Manger of each of the Security Capital Shopping Center Subsidiaries. Mr. House's present principal occupation is as Vice President of Holdings, whose business address is 25b, boulevard Royal, Luxembourg L-2449. Mr.
          House is a United States citizen.

       3. Peter James: Peter James is a Manager of each of the Security Capital Shopping Center Subsidiaries. Mr. James' present principal occupation is as Senior Vice-President of SC Group Incorporated, whose business address is 399 Park Avenue, New York, NY 10022. Mr.
          James is a British citizen.